Exhibit 5.1
[JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P. LETTERHEAD]
September 30, 2009
Akorn, Inc.
1925 W. Field Court, Suite 300
Lake Forest, IL 60045
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have served as special Louisiana counsel to Akorn, Inc., a Louisiana corporation (“Akorn”), in connection with the opinion set forth herein as to the 13,310,226 shares (the “Shares”) of common stock of Akorn, no par value per share, (“Common Stock”) being offered for resale pursuant to and by the selling shareholders (the “Selling Security Holders”) identified in the prospectus included in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on or about October 1, 2009 by Akorn with the Securities and Exchange Commission (the “SEC”).
     In connection with rendering this opinion, we have examined and relied as to factual matters upon the following documents:
1.	Restated Articles of Incorporation of Akorn, dated September 16, 2004 and filed with the Louisiana Secretary of State on September 17, 2004;

2.	the Amended and Restated By-laws of the Company, as currently on file with the SEC;

3.	The Certificate of Officer of Akorn, Inc., dated the date hereof, addressed to us; and

4.	A copy of the Registration Statement, in form proposed to be filed.
     In our examination, and for all purposes of the opinion rendered herein, we have assumed without independent investigation (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof, the authenticity of the originals of such documents, and the due
JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P.
201 St. Charles Avenue • New Orleans, Louisiana 70170-5100 • 504-582-8000 • Fax 504-582-8583 • E-Mail info@joneswalker.com • www.joneswalker.com

Alabama	Arizona	District of Columbia	Florida	Georgia	Louisiana	Texas

Akorn, Inc.
September 30, 2009

execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; (ii) compliance by Akorn and the other parties thereto with the provisions of all documents and instruments pursuant to which the Shares were issued or are issuable; and (iii) the truth and correctness of the matters of fact set forth in the documents described above.
     Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that:
     1. The 6,117,913 Shares that are issued as of the date hereof have been duly authorized, validly issued, and fully paid and are non-assessable.
     2. The 7,192,313 Shares to be issued upon the exercise of the warrants described in the Registration Statement have been duly authorized, and, if and when issued by Akorn upon such exercise in accordance with the terms of such warrants, will be validly issued, fully paid and non-assessable.
     The foregoing opinion is given as of the date hereof and is limited to the Louisiana Business Corporation Law and the federal laws of the United States of America, as currently in effect. We assume no obligation to revise or supplement this opinion should facts material to the opinion change or should such currently applicable laws be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the SEC thereunder.

Very truly yours,

JONES, WALKER, WAECHTER, POITEVENT,
CARRÈRE & DENÈGRE, L.L.P.

By: /s/ Carl C. Hanemann